Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Second Quarter Results
and Reaffirms Mid-Points of 2024 Guidance
STAMFORD, Conn. – July 24, 2024 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2024 and reaffirmed, at mid-point, its 2024 outlook, while narrowing the outlook ranges for revenue and adjusted EBITDA1.
Second Quarter 2024 Highlights
•Total revenue of $3.773 billion, including rental revenue2 of $3.215 billion.
•Net income of $636 million, at a margin3 of 16.9%. GAAP diluted earnings per share of $9.54, and adjusted EPS1 of $10.70.
•Adjusted EBITDA of $1.769 billion, at a margin3 of 46.9%.
•Year-over-year, fleet productivity4 increased 4.6%. Excluding the impact of the Yak5 acquisition, fleet productivity increased 3.0% year-over-year.
•Year-to-date net cash provided by operating activities of $2.294 billion; free cash flow1 of $1.065 billion, including gross payments for purchases of rental equipment of $1.866 billion.
•Year-to-date gross rental capital expenditures of $2.016 billion.
•Returned $969 million to shareholders year-to-date, comprised of $750 million via share repurchases and $219 million via dividends paid.
•Net leverage ratio6 of 1.8x, with total liquidity6 of $3.267 billion, at June 30, 2024.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We were pleased with our record second-quarter results across revenue, adjusted EBITDA and EPS, as 2024 continues to play out as we expected. The integration of Yak remains on track. This acquisition builds upon our one-stop shop strategy of providing customers a best-in-class rental experience through our general rentals and specialty offerings. The team’s steadfast focus on providing this unique value proposition to our customers, coupled with an unwavering focus on safety, operational excellence and innovation, remains the cornerstone of our strategy and enables us to drive long-term shareholder value.”
Flannery continued, “As we enter the second half of 2024, we are confident that our consistent execution will enable us to deliver on our updated guidance, with the mid-point for both revenue and adjusted EBITDA reaffirmed, and our expectations for capex and free cash flow unchanged. We continue to see particular strength in large projects, and believe we are uniquely positioned to capitalize on these opportunities in addition to other long-term avenues of growth.”
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1.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
5.On March 15, 2024, the company completed the acquisition of Yak Access, LLC, Yak Mat, LLC and New South Access & Environmental Solutions, LLC (collectively, “Yak”).
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2024 Outlook
The company has narrowed the outlook ranges for revenue and adjusted EBITDA7, and has reaffirmed the mid-points of its 2024 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$15.05 billion to $15.35 billion	$14.95 billion to $15.45 billion
Adjusted EBITDA	$7.09 billion to $7.24 billion	$7.04 billion to $7.29 billion
Net rental capital expenditures after gross purchases	$2.00 billion to $2.30 billion, after gross purchases of $3.50 billion to $3.80 billion	$2.00 billion to $2.30 billion, after gross purchases of $3.50 billion to $3.80 billion
Net cash provided by operating activities	$4.30 billion to $4.90 billion	$4.30 billion to $4.90 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.05 billion to $2.25 billion	$2.05 billion to $2.25 billion
Summary of Second Quarter 2024 Financial Results
•Rental revenue increased 7.8% year-over-year to a second quarter record of $3.215 billion. Fleet productivity increased 4.6% year-over-year, including the impact of the Yak acquisition, and increased 3.0% excluding the impact of the Yak acquisition, while average original equipment at cost (“OEC”) increased 2.7%.
•Used equipment sales in the quarter decreased 4.5% year-over-year. Used equipment sales generated $365 million of proceeds at a GAAP gross margin of 47.4% and an adjusted gross margin9 of 51.8%, compared to $382 million at a GAAP gross margin of 51.3% and an adjusted gross margin of 57.3% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflected the continued normalization of the used equipment market, including pricing.
•Net income for the quarter increased 7.6% year-over-year to a second quarter record of $636 million, while net income margin increased 30 basis points to 16.9%. The increase in net income margin was primarily driven by higher gross margin from rental revenue, which included the impact of a decrease in depreciation expense as a percentage of revenue, and reduced restructuring charges due to 2023 charges associated with the restructuring program initiated following the December 2022 acquisition of Ahern Rentals, Inc. ("Ahern Rentals"), partially offset by decreased gross margin from used equipment sales as discussed above.
•Adjusted EBITDA for the quarter increased 4.4% year-over-year to a second quarter record of $1.769 billion, while adjusted EBITDA margin decreased 80 basis points to 46.9%. The decrease in adjusted EBITDA margin primarily reflected a decrease in adjusted gross margin from used equipment sales as discussed above and a slight decrease in rental margin excluding depreciation and stock compensation expense.
•General rentals segment rental revenue increased 0.9% year-over-year to a second quarter record of $2.209 billion, while rental gross margin increased by 30 basis points year-over-year to 36.3%.
•Specialty rentals segment rental revenue increased 27.0% year-over-year to a second quarter record of $1.006 billion, including the impact of the Yak acquisition. Excluding the impact of the Yak acquisition, rental revenue increased 18.1% year-over-year. Rental gross margin decreased by 60 basis points year-over-year to 48.0%, which primarily reflected increased depreciation expense, including the impact of the Yak acquisition.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2024 outlook. Merger and restructuring related payments were $4 million for the six months ended June 30, 2024.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($16 million and $23 million for the three months ended June 30, 2024 and 2023, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Cash flow from operating activities increased 3.0% year-over-year to $2.294 billion for the first six months of 2024, and free cash flow, including merger and restructuring related payments, increased 30.2%, from $818 million to $1.065 billion. The increase in free cash flow was mainly due to a $182 million decrease in payments for purchases of rental equipment and higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 1.8x at June 30, 2024, as compared to 1.6x at December 31, 2023. Year-to-date through June 30, 2024, the company repurchased $750 million10 of common stock and paid dividends totaling $219 million. It remains the company's intention to repurchase a total of $1.5 billion10 of common stock during 2024. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.63 per share, payable on August 28, 2024 to stockholders of record on August 14, 2024. In 2024, the company also executed the following capital management transactions: 1) amended and extended its accounts receivable securitization facility, increasing its size by $200 million to $1.5 billion, 2) amended its term loan facility, primarily to extend the maturity date to February 2031, and 3) issued $1.1 billion aggregate principal amount of 6 1/8 percent Senior Notes due 2034 to fund the Yak acquisition.
•Total liquidity was $3.267 billion as of June 30, 2024, including $467 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 was 13.5% for the 12 months ended June 30, 2024.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 25, 2024, at 8:30 a.m. Eastern Time. The conference call number is 800-343-1703 (international: 785-424-1116). The replay number for the call is 402-220-2669. The passcode for both the conference call and replay is 19463. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the expected future repurchases) do not include the excise tax, which totaled $7 million year-to-date through June 30, 2024.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,559 rental locations in North America, 39 in Europe, 30 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $21.27 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints and potential trade wars, sanctions and other conditions related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory and investigatory matters and litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Equipment rentals	$3,215	$2,981	$6,144	$5,721
Sales of rental equipment	365	382	748	770
Sales of new equipment	61	70	109	114
Contractor supplies sales	42	37	78	71
Service and other revenues	90	84	179	163
Total revenues	3,773	3,554	7,258	6,839
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,322	1,216	2,566	2,378
Depreciation of rental equipment	608	592	1,190	1,167
Cost of rental equipment sales	192	186	388	384
Cost of new equipment sales	49	58	87	94
Cost of contractor supplies sales	29	26	54	50
Cost of service and other revenues	55	51	109	100
Total cost of revenues	2,255	2,129	4,394	4,173
Gross profit	1,518	1,425	2,864	2,666
Selling, general and administrative expenses	404	378	793	760
Restructuring charge	1	18	2	19
Non-rental depreciation and amortization	109	104	213	222
Operating income	1,004	925	1,856	1,665
Interest expense, net	173	161	333	311
Other income, net	(4)	(8)	(7)	(12)
Income before provision for income taxes	835	772	1,530	1,366
Provision for income taxes	199	181	352	324
Net income	$636	$591	$1,178	$1,042
Diluted earnings per share	$9.54	$8.58	$17.57	$15.04
Dividends declared per share	$1.63	$1.48	$3.26	$2.96

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$467	$363
Accounts receivable, net	2,260	2,230
Inventory	219	205
Prepaid expenses and other assets	273	135
Total current assets	3,219	2,933
Rental equipment, net	14,685	14,001
Property and equipment, net	958	903
Goodwill	6,749	5,940
Other intangible assets, net	744	670
Operating lease right-of-use assets	1,211	1,099
Other long-term assets	47	43
Total assets	$27,613	$25,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,369	$1,465
Accounts payable	1,349	905
Accrued expenses and other liabilities	1,251	1,267
Total current liabilities	3,969	3,637
Long-term debt	11,520	10,053
Deferred taxes	2,672	2,701
Operating lease liabilities	988	895
Other long-term liabilities	183	173
Total liabilities	19,332	17,459
Common stock	1	1
Additional paid-in capital	2,664	2,650
Retained earnings	12,630	11,672
Treasury stock	(6,722)	(5,965)
Accumulated other comprehensive loss	(292)	(228)
Total stockholders’ equity	8,281	8,130
Total liabilities and stockholders’ equity	$27,613	$25,589

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash Flows From Operating Activities:
Net income	$636	$591	$1,178	$1,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	717	696	1,403	1,389
Amortization of deferred financing costs and original issue discounts	3	3	7	7
Gain on sales of rental equipment	(173)	(196)	(360)	(386)
Gain on sales of non-rental equipment	(5)	(6)	(8)	(10)
Insurance proceeds from damaged equipment	(11)	(10)	(24)	(19)
Stock compensation expense, net	27	25	55	49
Restructuring charge	1	18	2	19
Loss on repurchase/redemption/amendment of debt securities	—	—	1	—
(Decrease) increase in deferred taxes	(15)	18	(32)	53
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in accounts receivable	(32)	(102)	66	(115)
Decrease (increase) in inventory	(4)	7	(7)	5
Decrease (increase) in prepaid expenses and other assets	(105)	9	(90)	134
Increase in accounts payable	324	230	250	205
(Decrease) increase in accrued expenses and other liabilities	(98)	6	(147)	(145)
Net cash provided by operating activities	1,265	1,289	2,294	2,228
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,355)	(1,251)	(1,866)	(2,048)
Payments for purchases of non-rental equipment and intangible assets	(107)	(106)	(165)	(179)
Proceeds from sales of rental equipment	365	382	748	770
Proceeds from sales of non-rental equipment	17	16	30	28
Insurance proceeds from damaged equipment	11	10	24	19
Purchases of other companies, net of cash acquired	(116)	(119)	(1,234)	(418)
Purchases of investments	(1)	—	(3)	—
Net cash used in investing activities	(1,186)	(1,068)	(2,466)	(1,828)
Cash Flows From Financing Activities:
Proceeds from debt	2,302	2,158	6,911	4,488
Payments of debt	(1,854)	(1,897)	(5,597)	(4,007)
Payments of financing costs	(1)	—	(17)	—
Common stock repurchased, including tax withholdings for share based compensation (1)	(376)	(251)	(791)	(554)
Dividends paid	(109)	(102)	(219)	(205)
Net cash (used in) provided by financing activities	(38)	(92)	287	(278)
Effect of foreign exchange rates	(3)	(1)	(11)	(1)
Net increase in cash and cash equivalents	38	128	104	121
Cash and cash equivalents at beginning of period	429	99	363	106
Cash and cash equivalents at end of period	$467	$227	$467	$227
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$475	$183	$606	$212
Cash paid for interest	122	127	317	305
(1)See above for a discussion of our share repurchase programs. The common stock repurchases include i) shares repurchased pursuant to the share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2024	2.7%	(1.5)%	4.6%	2.0%	7.8%
Six Months Ended June 30, 2024	3.1%	(1.5)%	4.3%	1.5%	7.4%
Please refer to our Second Quarter 2024 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	Change	2024	2023	Change
General Rentals
Reportable segment equipment rentals revenue	$2,209	$2,189	0.9%	$4,279	$4,207	1.7%
Reportable segment equipment rentals gross profit	802	788	1.8%	1,483	1,451	2.2%
Reportable segment equipment rentals gross margin	36.3%	36.0%	30 bps	34.7%	34.5%	20 bps
Specialty
Reportable segment equipment rentals revenue	$1,006	$792	27.0%	$1,865	$1,514	23.2%
Reportable segment equipment rentals gross profit	483	385	25.5%	905	725	24.8%
Reportable segment equipment rentals gross margin	48.0%	48.6%	(60) bps	48.5%	47.9%	60 bps
Total United Rentals
Total equipment rentals revenue	$3,215	$2,981	7.8%	$6,144	$5,721	7.4%
Total equipment rentals gross profit	1,285	1,173	9.5%	2,388	2,176	9.7%
Total equipment rentals gross margin	40.0%	39.3%	70 bps	38.9%	38.0%	90 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Numerator:
Net income available to common stockholders	$636	$591	$1,178	$1,042
Denominator:
Denominator for basic earnings per share—weighted-average common shares	66.6	68.7	66.9	69.1
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.1	0.1	0.2	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	66.7	68.8	67.1	69.3
Diluted earnings per share	$9.54	$8.58	$17.57	$15.04

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption/amendment of debt securities. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Earnings per share - GAAP, as-reported	$9.54	$8.58	$17.57	$15.04
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.58	0.55	1.07	1.26
Impact on depreciation related to acquired fleet and property and equipment (3)	0.39	0.30	0.79	0.62
Impact of the fair value mark-up of acquired fleet (4)	0.18	0.25	0.37	0.69
Restructuring charge (5)	0.01	0.20	0.02	0.21
Asset impairment charge (6)	—	—	0.01	—
Loss on repurchase/redemption/amendment of debt securities	—	—	0.01	—
Earnings per share - adjusted	$10.70	$9.88	$19.84	$17.82
Tax rate applied to above adjustments (1)	25.1%	25.3%	25.2%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $382 million. We currently have no open restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$636	$591	$1,178	$1,042
Provision for income taxes	199	181	352	324
Interest expense, net	173	161	333	311
Depreciation of rental equipment	608	592	1,190	1,167
Non-rental depreciation and amortization	109	104	213	222
EBITDA	$1,725	$1,629	$3,266	$3,066
Restructuring charge (1)	1	18	2	19
Stock compensation expense, net (2)	27	25	55	49
Impact of the fair value mark-up of acquired fleet (3)	16	23	33	64
Adjusted EBITDA	$1,769	$1,695	$3,356	$3,198
Net income margin	16.9%	16.6%	16.2%	15.2%
Adjusted EBITDA margin	46.9%	47.7%	46.2%	46.8%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $382 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,265	$1,289	$2,294	$2,228
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(7)	(7)
Gain on sales of rental equipment	173	196	360	386
Gain on sales of non-rental equipment	5	6	8	10
Insurance proceeds from damaged equipment	11	10	24	19
Restructuring charge (1)	(1)	(18)	(2)	(19)
Stock compensation expense, net (2)	(27)	(25)	(55)	(49)
Loss on repurchase/redemption/amendment of debt securities	—	—	(1)	—
Changes in assets and liabilities	(295)	(136)	(278)	(19)
Cash paid for interest	122	127	317	305
Cash paid for income taxes, net	475	183	606	212
EBITDA	$1,725	$1,629	$3,266	$3,066
Add back:
Restructuring charge (1)	1	18	2	19
Stock compensation expense, net (2)	27	25	55	49
Impact of the fair value mark-up of acquired fleet (3)	16	23	33	64
Adjusted EBITDA	$1,769	$1,695	$3,356	$3,198
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. The 2023 amounts above primarily reflect charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $382 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The decrease in 2024 primarily reflects decreased sales of rental equipment acquired in the Ahern Rentals acquisition.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,265	$1,289	$2,294	$2,228
Payments for purchases of rental equipment	(1,355)	(1,251)	(1,866)	(2,048)
Payments for purchases of non-rental equipment and intangible assets	(107)	(106)	(165)	(179)
Proceeds from sales of rental equipment	365	382	748	770
Proceeds from sales of non-rental equipment	17	16	30	28
Insurance proceeds from damaged equipment	11	10	24	19
Free cash flow (1)	$196	$340	$1,065	$818
(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $4 million for the three months ended June 30, 2024 and 2023, respectively, and $4 million and $5 million for the six months ended June 30, 2024 and 2023, respectively.
The table below provides a reconciliation between 2024 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,300-$4,900
Payments for purchases of rental equipment	$(3,400)-$(3,900)
Proceeds from sales of rental equipment	$1,400-$1,600
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(250)-$(350)
Free cash flow excluding merger and restructuring related payments	$2,050- $2,250